EXHIBIT 21(A)

                             PLAYTEX PRODUCTS, INC.
                     SUBSIDIARIES OF PLAYTEX PRODUCTS, INC.

                                             PERCENT             JURISDICTION OF
CORPORATION                                 OWNERSHIP             INCORPORATION
-----------                                 ---------            ---------------
Playtex Products, Inc.                                              Delaware

Playtex Marketing Corp.                         50%                 Delaware

Playtex Manufacturing, Inc.                    100%                 Delaware

Playtex Sales & Services, Inc.                 100%                 Delaware

Playtex Investment Corp.                       100%                 Delaware

TH Marketing Corp.                             100%                 Delaware

Playtex International Corp.                    100%                 Delaware

Sun Pharmaceuticals Corp.                      100%                 Delaware

Smile-Tote, Inc.                               100%                California

Playtex Limited                                100%                  Canada

Playtex Foreign Sales Corporation              100%                 Barbados

Carewell Industries, Inc.                      100%                 New York

Personal Care Holdings, Inc.                   100%                 Delaware

Personal Care Group, Inc.                      100%                 Delaware

Playtex Products (Australia) Pty. Ltd.         100%                 Australia

Playtex A/R LLC                                100%                 Delaware